Exhibit 107
CALCULATION OF FILING FEE TABLE
S-3
(Form Type)

CarParts.com, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock par value $0,001 per share	Other	10,319,727	$0.51(2)	$5,263,060.77	0.0001381	$726.83
Fees to Be Paid	Equity	Common Stock issuable upon conversion of the Convertible Notes	Other	22,138,333	$0.51(2)	$11,290,549.83	0.0001381	$1,559.22
	Total Offering Amounts					$16,553,610.60		$2,286.05
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,286.05

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
This estimate is made pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on January 9, 2026, as reported on the Nasdaq Capital Market.